UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2008
Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-30111 (Commission File Number)	76-0474169 (I.R.S. Employer Identification Number)
8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)
(281) 863-3000
(Registrant’s telephone number,
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition
     Based on preliminary, unaudited financial data, we had cash and investments of approximately $258 million at December 31, 2007, including cash and investments held by Symphony Icon, Inc. We expect to achieve revenues for 2008 from existing contractual relationships in the range of $32 million to $34 million. We expect our 2008 total operating expenses will be in the range of $145 million to $155 million. We expect our 2008 net cash used in operations, taking into account cash received under existing contractual relationships but without giving effect to cash received under any new agreements, will be in the range of $109 million to $119 million and our 2008 capital expenditures will be approximately $4 million.
     The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Safe Harbor Statement
     This Form 8-K contains “forward-looking statements,” which are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to achieve its financial and operational objectives, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEXICON PHARMACEUTICALS, INC.
Date: January 7, 2008	By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade
Executive Vice President and General Counsel